SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

BioZone Pharmaceuticals, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-146182	20-5978559
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 608-5101
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On September 3, 2013, BioZone Pharmaceuticals, Inc. (the “Company”) entered into an Asset Purchase Agreement, dated as of September 3, 2013 (the “APA”), by and among the Company, BioZone Laboratories, Inc., the Company’s wholly owned subsidiary (“BZL”) (and Lautus Pharmaceuticals LLC, a New Jersey limited liability company (“Lautus” or the “Buyer”). (The Company and BZL are referred to herein as the “Sellers”).

Pursuant to the APA, the Buyer purchased from the Sellers certain assets relating to the Glyderm® brand of skin care products currently manufactured and sold by BZL. Specifically, the Sellers sold all of their interests in (A) the Glyderm® trademark, the Glyderm® patents, the Glyderm® product formulations, the domain names, www.glydermonline.com and www.glydermskincare.com, and the Glyderm® internet website; and (B) the Sellers’ entire inventory of Glyderm® products held for resale (the “Purchased Assets”).

Lautus is a new entity formed by seasoned pharmaceutical company executives with extensive experience in all facets of pharmaceutical manufacturing, marketing and distribution, with a particular focus on the dermatology and aesthetics markets.   Lautus intends to re-launch the Glyderm® product line, which will be supported by a combination of personal and non-personal promotion. The marketing strategy will include a newly created on-line presence to manage both consumer and professional purchasing transactions, provide on-line training and information to the professional audience and facilitate on-line sales detailing with professional customers. Neither Lautus nor any of its employees or directors has any material relationship with the Company or BZL other than with respect to the sale transaction described herein.

The purchase price for the Purchased Assets is an aggregate amount equal to: (A) one million dollars ($1,000,000), payable as follows: (i) six hundred thousand dollars ($600,000) payable at the closing of the APA (the “Closing Date”), (ii) two hundred thousand dollars ($200,000) payable six (6) months after the Closing Date, and (iii) two hundred thousand dollars ($200,000) payable twelve (12) months after the Closing Date; plus (B) the purchase price for the inventory, calculated based on the amount of units of Glyderm® products purchased on the Closing Date at the price per unit that BZL charges its non-retail customers for similar products.  The Buyer will pay the purchase price for the inventory as the Glyderm® products contained in the inventory are sold by the Buyer to third parties.

Simultaneous with the closing of the APA, BZL and the Buyer entered into a Supply Agreement providing for the manufacture of Glyderm® products by BZL on behalf of the Buyer. The term of the Supply Agreement is five years and is subject to termination upon various events set forth in the Supply Agreement, including termination at the Buyer’s option upon ninety days prior written notice. The Supply Agreement contains a schedule of the price per unit that the Buyer has agreed to pay BZL for the manufacture of Glyderm® products. The Buyer is not obligated to purchase any minimum amount of Glyderm® products from BZL during the term of the Supply Agreement.

In addition, BZL and the Buyer entered into a Services Agreement on the Closing Date pursuant to which BZL will provide to Buyer certain ongoing operational support on behalf of Buyer for a period of twelve months from the Closing Date.

The Company used proceeds from the sale of the Glyderm® assets (A) to repay a portion of the principal plus interest owed under outstanding promissory notes issued by the Company to a shareholder in 2012 that are currently in default and (B) for general working capital purposes.

The foregoing summaries of the material terms of the APA and Supply Agreement do not purport to be complete and are qualified in their entirety by reference to the APA and Supply Agreement, copies of which the Company intends to file with the Securities and Exchange Commission with its Quarterly Report on Form 10-Q for the period ending September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

BioZone Pharmaceuticals, Inc.

Date: September 9, 2013	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: Chief Executive Officer and Chief Financial Officer